Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3/A of Galectin Therapeutics Inc. (the “Company”) of our report dated March 6, 2019, relating to our audits of the consolidated financial statements as of and for the years ended December 31, 2018 and December 31, 2017 and the effectiveness of internal control over financial reporting for the Company as of December 31, 2018 , which appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this

Registration Statement.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

April 12, 2019